The Growth Fund of America, Inc. One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If the answer to 47 is 'Y' (Yes), fill in the table or single fee rate applied to Registrant's Series' assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$531,598
Class B	-
Class C	$6,580
Class F-1	$132,266
Class F-2	$49,446
Total	$719,890
Class 529-A	$27,287
Class 529-B	-
Class 529-C	$1,061
Class 529-E	$933
Class 529-F1	$1,099
Class R-1	$1,236
Class R-2	$4,448
Class R-3	$74,452
Class R-4	$159,063
Class R-5	$162,757
Class R-6	$91,702
Total	$524,038

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2450
Class B	$0.0000
Class C	$0.0244
Class F-1	$0.2461
Class F-2	$0.3201
Class 529-A	$0.2444
Class 529-B	$0.0000
Class 529-C	$0.0322
Class 529-E	$0.1647
Class 529-F1	$0.3002
Class R-1	$0.0561
Class R-2	$0.0488
Class R-3	$0.1687
Class R-4	$0.2512
Class R-5	$0.3335
Class R-6	$0.3505

Item 74A through 74T
Condensed balance sheet data:

A) Cash	$2,887
B) Repurchase agreements	-
C) Short-term securities other than repurchase agreements	$10,366,423
D) Long - term debt securities including convertible debt	$242,132
E) Preferred, convertible preferred, and adjustable rate preferred stock	$181,179
F) Common Stock	$156,804,954
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$336,207
K) Receivables from affiliated persons	-
L) Other receivables	$445,032
M) All other assets	-
N) Total assets	$168,378,814
O) Payables for portfolio instruments purchased	$367,699
P) Amounts owed to affiliated persons	$150,462
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$467,668
S) Senior equity	-

T) Net Assets of Common shareholders	$167,392,985

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,129,040
Class B	99,214
Class C	262,696
Class F-1	515,441
Class F-2	152,038
Total	3,158,429
Class 529-A	114,364
Class 529-B	12,737
Class 529-C	33,356
Class 529-E	5,754
Class 529-F1	3,709
Class R-1	21,237
Class R-2	89,930
Class R-3	429,790
Class R-4	617,116
Class R-5	464,940
Class R-6	312,293
Total	2,105,226

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.00
Class B	$31.03
Class C	$30.80
Class F-1	$31.80
Class F-2	$31.99
Class 529-A	$31.82
Class 529-B	$31.06
Class 529-C	$30.99
Class 529-E	$31.61
Class 529-F1	$31.77
Class R-1	$31.06
Class R-2	$31.23
Class R-3	$31.51
Class R-4	$31.74
Class R-5	$31.97
Class R-6	$32.03

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$156,356,783